Exhibit 23.01

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Hortonworks, Inc. Amended and Restated 2014 Stock Option and Incentive Plan and the the Hortonworks, Inc. 2011 Stock Option and Grant Plan of our report dated April 4, 2018, with respect to the consolidated financial statements of Cloudera, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 2018, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
San Jose, California
January 8, 2019